                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                              EDGE PETROLEUM CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                       [EDGE PETROLEUM CORPORATION LOGO]

                                                                   April 7, 2003

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Wednesday, May 7, 2003 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it at your earliest convenience.

     This booklet includes the notice of the meeting and the Proxy Statement, which contains information about the Board and its committees and personal information about each of the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     If you plan to attend the meeting, please follow the advance registration instructions in the back of this Proxy Statement which will expedite your admission to the meeting.

     It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, you are requested to mark, sign, date and mail promptly the enclosed proxy in the envelope provided.

     On behalf of the Board of Directors, thank you for your continued support.

                                          /s/ JOHN W. ELIAS

                                          JOHN W. ELIAS
                                          Chairman of the Board, President
                                          and Chief Executive Officer

    1301 Travis, Suite 2000, Houston, Texas 77002  Phone: 713/654-8960  FAX:
                                  713/654-5049

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 7, 2003

To the Stockholders of
Edge Petroleum Corporation

     The annual meeting of stockholders of Edge Petroleum Corporation will be held at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, on Wednesday, May 7, 2003 at 10:00 a.m. Houston time, for the following purposes:

          1. To elect three directors.

          2. To approve the appointment of KPMG LLP as independent public accountants for 2003.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 2003 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                          By Authorization of the Board of
                                          Directors

                                          /s/ ROBERT C. THOMAS

                                          ROBERT C. THOMAS
                                          Vice President, General Counsel and
                                          Corporate Secretary

April 7, 2003
1301 Travis, Suite 2000
Houston, Texas 77002

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 7, 2003. They are furnished in connection with the solicitation by the Board of Directors of Edge Petroleum Corporation (the "Company") of proxies from the holders of the Company's common stock ("Common Stock") for use at the 2003 annual meeting of stockholders (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of KPMG LLP as the Company's independent public accountants and at the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

     As of March 14, 2003, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote 9,465,734 shares of Common Stock. The Common Stock is the only class of stock of the Company outstanding at the record date and entitled to vote at the Annual Meeting. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders. Cumulative voting is not permitted. The requirement for a quorum at the Annual Meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock.

     Abstentions, shares with respect to which authority is withheld, and shares held of record by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality of "votes cast". For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Votes are counted, and the count is certified, by an inspector of elections. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

     The Annual Report to Stockholders, which includes financial statements of the Company for the year ended December 31, 2002, has been mailed to all stockholders entitled to vote at the Annual Meeting on or before the date of mailing this Proxy Statement. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

     As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to the Company's corporate secretary at the Company's principal executive offices, 1301 Travis, Suite 2000, Houston, Texas 77002, telephone number (713) 654-8960. The Company will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2002 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. The Annual Report is not a part of the proxy solicitation material.

     Attendance at the annual meeting is limited to the Company's stockholders or their designated representative or proxy, members of their immediate family and the Company's employees and guests. In order to attend as a stockholder or immediate family member, you or your family member must be a stockholder of record as of March 14, 2003, or you must provide a copy of a brokerage statement or other evidence of beneficial ownership showing ownership of common stock on March 14, 2003. If you or your designated representative or proxy plan to attend the meeting, please follow the advance registration instructions in the back of this Proxy Statement which will expedite your admission to the meeting.

I.  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with staggered terms of office, ending in 2003, 2004 and 2005, respectively. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

     Three directors are to be elected to the class of directors whose term will end in 2006. The names of Mr. Thurmon Andress, Mr. John W. Elias and Mr. John Sfondrini will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Messrs. Andress, Elias and Sfondrini are currently directors of the Company.

     The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. In accordance with the Company's Bylaws, the three directors will be elected by a plurality of the votes cast; accordingly, abstentions and broker non-votes will have no effect. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder's shares for one or more of the named nominees.

     Nominees -- The following summaries set forth information concerning the three nominees for election as directors at the Annual Meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years.

     Thurmon M. Andress has served as a director of the Company since his appointment to the Board in November 2002. He is the president of Andress Oil & Gas Company, a private company located in Houston, Texas, engaged in the business of oil and gas exploration and development. He also serves as the managing director-Houston of Breitborn Energy Company LLC, a private company headquartered in Los Angeles, California, engaged in oil and gas production with operations primarily in California. Mr. Andress has over 40 years experience in the oil and gas industry. He is the chairman of the Compensation committee. He is 69 years old.

     John W. Elias has served as the Chief Executive Officer and Chairman of the Board of the Company since November 1998 and as President since January 2000. From April 1993 to September 1998, he served in various senior management positions, including Executive Vice President of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. Prior to April 1993, Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 40 years of experience in the oil and natural gas exploration and production business. He is 62 years old.

     John Sfondrini has served as a director of the Company since December 1996 and prior to that as a director of the Company's corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership, until the Company's initial public offering in March 1997 (the "Offering"). For more than five years, he has managed various general and limited partnerships that invest primarily in the oil and natural gas industry. Mr. Sfondrini is a member of the Compensation Committee of the Board. He is 54 years old.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. ANDRESS, ELIAS AND SFONDRINI AS DIRECTORS OF THE COMPANY.

     Directors with Terms Expiring in 2004 and 2005 -- The following summaries set forth information concerning six directors of the Company whose present terms of office will continue until 2004 or 2005, including each director's age, position with the Company, if any, and business experience during the past five years.

     Vincent S. Andrews has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from April 1991 until the Offering. Mr. Andrews has been an active investor in the Company's corporate predecessor since 1988. Mr. Andrews has, for more than five years, served as president of Vincent Andrews Management Corporation, a privately held management company primarily involved in personal financial management. Mr. Andrews is a member of the Governance Committee of the Board. He is 62 years old. Mr. Andrews current term as a director expires in 2005.

     Joseph R. Musolino has served as a director of the Company since 2002. He is the retired Vice Chairman, Texas, of Bank of America, N.A., and its corporate predecessors, a position he held from 1988 to November 1999. From January 1997 to November 1999, he served as a Director of Pool Energy Services Company, an oil field services company with operations worldwide, and until August 2000, was a director at Justin Industries, a manufacturing company with two primary subsidiaries -- Justin Boot and Acme Bricks. He currently serves as an advisory director of First American Bank, SSB, a position he has held since March 2000. Mr. Musolino is a member of the Audit and Governance (chairman) committees of the Board. He is 66 years old. Mr. Musolino's current term as a director expires in 2005.

     Nils P. Peterson has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from March 1995 until the Offering. Since January 1991 he has been primarily engaged as a private investor and serves as a director of Eastern Bancorp, Inc. and the Boston Mutual Life Insurance Co. Prior thereto, he was Chief Investment Officer of the Harvard Management Company, investment manager of the Harvard University endowment funds. Mr. Peterson is a member of the Audit Committee of the Board. He is 66 years old. Mr. Peterson's current term as a director expires in 2005. Mr. Peterson has advised the Board that effective at the annual meeting of shareholders in 2003, he will resign from the Board due to other personal commitments. The Board intends to accept his resignation at that time and simultaneously decrease the size of the Board from nine to eight directorships.

     Stanley S. Raphael has served as a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessor from April 1991 until the Offering. For more than five years, Mr. Raphael has been primarily engaged as a management consultant and is presently a director and the retired Chairman of American Polymers Inc., a polystyrene manufacturer and plastics distributor, and the sole owner and director of Trade Consultants, Inc., a management consulting firm. Previously, he was active in trading crude oil, petroleum products, LPG, petrochemicals, and plastics worldwide. Mr. Raphael is a member of the Audit Committee of the Board. He is 67 years old. Mr. Raphael's current term as a director of the Company expires in 2004.

     Robert W. Shower has served as a director of the Company since March 1997. From December 1993 until his retirement in April 1996, Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. From March 1992 to December 1993, he served as such company's Senior Vice President and Chief Financial Officer. Until May 2002, Mr. Shower served as a director of Lear Corporation and Nuevo Energy Company. Mr. Shower is a member of the Compensation and Audit (chairman) Committees of the Board. He is 65 years old. Mr. Shower's current term as a director of the Company expires in 2004.

     David F. Work has served as a director of the Company since his appointment to the Board in November 2002. For more than five years prior to October 2000, he served in various management capacities with BP

Amoco and BP, including North American vice president of BP. Since his retirement from BP in 2000, he has served as the chairman of Energy Virtual Partners, Inc., a private company engaged in the business of managing under-resourced oil and gas properties. Mr. Work is a member of the Compensation and Governance Committees of the Board. He is 58 years old. Mr. Work's current term as a director expires in 2004.

     There are no family relations, of first cousin or closer, among the Company's directors or executive officers by blood, marriage or adoption.

     Standing Committees, Board Organization and Meetings -- The members of the Compensation Committee of the Board are Messrs. Andress (chairman), Sfondrini, Shower and Work. Mr. Sfondrini recuses himself from voting on certain matters involving compensation of executive officers of the Company. The duties and functions performed by the Compensation Committee are (a) to review and recommend to the Board of Directors or determine the annual salary, bonus, stock options and other benefits, direct and indirect, of the executive officers; (b) to review new executive compensation programs, review on a periodic basis the operation of the Company's executive compensation programs to determine whether they are properly coordinated, establish and periodically review policies for the administration of executive compensation programs, and take steps, consistent with the contractual obligations of the Company, to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (c) to establish and periodically review policies in the area of management prerequisites; and (d) to exercise all of the powers of the Board of Directors with respect to any other matters involving the compensation of employees and the employee benefits of the Company as may be delegated to the Compensation Committee from time to time.

     The members of the Audit Committee of the Board are Messrs. Musolino, Peterson, Raphael and Shower (chairman), each of whom has been determined to be independent pursuant to Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee reviews on an annual basis, or more frequently as such Committee may from time to time deem appropriate, the policies and practices of the Company dealing with various matters relating to the financial condition and auditing procedures of the Company, including financial information to be provided to stockholders and others, the Company's systems of internal control which management has established and oversight of the annual audit and review of the annual and quarterly financial statements, as well as any duties that may be assigned by the Board of Directors from time to time. The Board of Directors has adopted the Edge Petroleum Corporation Audit Committee Charter included as Appendix A to the Proxy Statement relating to the 2001 Annual Meeting.

     During 2002, the Board changed the name of the Nominating Committee to the "Governance Committee." The members of the Governance Committee of the Board are Messrs. Andrews, Musolino (chairman), Peterson and Work. The functions performed by the Governance Committee are to make non-binding recommendations with respect to the nomination of directors to serve on the Board of Directors of the Company for the Board's final determination and approval and any other duties that may be assigned by the Board from time to time. In addition, in March 2003, the Governance Committee established a set of roles and responsibilities for monitoring and safeguarding the independence of the Board. This includes reviewing and making recommendations to the Board concerning the organization and structure of the Board, criteria for Board and committee members, functions of the various Board committees, candidates for election to the Board, candidates for the position of Chairman of the Board, assessing potential conflicts of interests between directors and senior management and the Company, assessing the composition of the Board and its various committees, assessing the requirements and contributions of the Directors in connection with their re-nomination for election to the Board and assignments to Board committees, Director orientation and continuing education, remuneration for Board members, and developing a process for consideration of shareholder suggestions for Board nominees. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Bylaws that are described more fully under "Additional Information."

     During 2002, the Board of Directors held nine meetings and acted by written consent three times. During 2002, the Compensation Committee met three times and the Audit Committee met five times. The Governance Committee, formerly known as the Nominating Committee, met one time. During 2002, all members of the Board of Directors attended at least 75% of the total of all Board meetings and applicable committee meetings held during the time they served as directors.

     Director Remuneration -- Each director who is not an employee of the Company or a subsidiary (a "Non-employee Director") receives, subject to attending a minimum of four Board meetings per year, an annual retainer of $10,000. The Company at its election can pay up to 50% of the annual retainer in shares of Common Stock (the "Director Stock") pursuant to the Edge Petroleum Corporation 1997 Incentive Plan, as amended and restated (the "Incentive Plan"). The Director Stock vests fully when issued. For 2002, the Company elected to pay the Director's retainer in cash. Each Non-employee Director also receives a $1,000 cash payment for in-person attendance at a meeting of the Board of Directors ($400 if such attendance is telephonic) and $600 ($1,000 in the case of a chairman of a Committee) for each meeting of a Committee of the Board of Directors attended ($400 if telephonic). All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors.

     Non-employee Directors also receive annual grants of options for the purchase of Common Stock pursuant to the Incentive Plan. On the first business day of the month following the date on which each annual meeting of the Company's stockholders is held, each Non-employee Director then serving automatically is granted non-qualified stock options ("NSOs") to purchase 3,000 shares of Common Stock; accordingly, each Non-employee Director received such NSOs following the Company's 2002 annual meeting. The Incentive Plan was amended and restated in February 2003 to reinstate a provision originally included in the Incentive Plan, that upon his or her initial election, a Non-employee Director may in the discretion of the Board of Directors, be granted NSOs to purchase up to 5,000 shares of Common Stock. The amendment and restatement also provided that Messrs. Andress, Musolino and Work, all of whom are Non-employee Directors first elected or appointed to the Board of Directors during 2002, each be granted an award of 5,000 NSOs with terms generally consistent with those of the NSOs they would have received had this provision been effect at the time of their appointment or election. Each NSO granted to a Non-employee Director (i) has a ten year term, (ii) an exercise price per share equal to at least the fair market value of a Common Stock share on the date of grant and (iii) becomes exercisable in full on the second anniversary of the date of grant. If a Non-employee Director resigns from the Board without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent they were exercisable on the resignation date.

     Audit Committee Report -- The Audit Committee is composed of four directors, Messrs. Shower, Peterson, Musolino and Raphael, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors, which was included as Appendix A to the Proxy Statement relating to the 2001 Annual Meeting.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1

(Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based upon Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

                                          The Audit Committee

                                          Robert W. Shower, Chair
                                          Nils P. Peterson
                                          Stanley S. Raphael
                                          Joseph R. Musolino

     PURSUANT TO THE SECURITIES AND EXCHANGE COMMISSION RULES, THE FOREGOING AUDIT COMMITTEE REPORT IS NOT DEEMED "SOLICITING MATERIAL", IS NOT "FILED" WITH THE COMMISSION AND IS NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN SUCH REPORT.

     Security Ownership of Certain Beneficial Owners and Management -- The following table sets forth information as of February 1, 2003 (except as indicated below) with respect to beneficial ownership of the Common Stock by:
(i) all persons who are the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director or nominee for director; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group. As of February 1, 2003, 9,428,004 shares of Common Stock were issued and outstanding.

                                                  NUMBER OF SHARES
                                                     OF COMMON              PERCENT OF COMMON
NAME(1)                                       STOCK BENEFICIALLY OWNED   STOCK BENEFICIALLY OWNED
-------                                       ------------------------   ------------------------
John W. Elias(2)............................           524,334                     5.36%
Michael G. Long(3)..........................            87,852                        *
John O. Tugwell(4)..........................            71,370                        *
Thurmon Andress.............................             5,000                        *
Vincent S. Andrews(5).......................            32,860                        *
Joseph R. Musolino..........................             5,000                        *
Nils P. Peterson(6).........................            58,220                        *
Stanley S. Raphael(7).......................           236,893                     2.51%
John Sfondrini(8)...........................            40,728                        *
Robert W. Shower(9).........................            23,197                        *
David F. Work...............................             3,575                        *
                                _
The Private Investment Fund(10)  |
                                 |-- .......           906,300(11)                 9.61%
Marlin Capital Corp.(10)        _|

Mark G. Egan(10)............................           932,000(12)                 9.89%
Wellington Management Company, LLP(13)......           920,000                     9.76%
  75 State Street
  Boston, MA 02109
Connors Investor Services, Inc. (13)........           534,751                     5.67%
  1100 Berkshire Boulevard, Suite 300
  Wyomissing, PA 19610
All directors and executive officers as a
  group (11 persons)(14)....................         1,089,029                    11.18%

---------------

  *  Less than one percent.

 (1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

 (2) Shares shown include (i) 300,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003, (ii) 170,000 shares held in an IRA account for the benefit of Mr. Elias, (iii) 4,667 shares that Mr. Elias will receive within 60 days of February 1, 2003 pursuant to a restricted stock award made on April 2, 2001, and (iv) 45,000 shares that could be acquired through the exercise of warrants held in an IRA account for the benefit of Mr. Elias that are immediately exercisable.

 (3) Shares shown include (i) 45,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003 (ii) 5,000 shares that Mr. Long will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on March 2, 2000, and (iii) 2,000 shares that Mr. Long will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on April 2, 2001.

 (4) Shares shown include (i) 50,000 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003, (ii) 5,000 shares that Mr. Tugwell will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on March 2, 2000, and

     (iii) 2,000 shares that Mr. Tugwell will receive within 60 days of February 1, 2003, pursuant to a restricted stock award made on April 2, 2001.

 (5) Shares shown include (i) 13,155 shares of Common Stock beneficially owned by Mr. Andrews' wife, (ii) 3,568 shares held by Mr. Andrews' children, and
     (iii) 12,300 shares that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003. Mr. Andrews may be deemed the beneficial owner of the shares of Common Stock beneficially owned by his wife and children. Mr. Andrews disclaims such beneficial ownership.

 (6) Shares shown include 8,700 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003.

 (7) Shares shown include (i) 103,455 shares of Common Stock held by the Trade Consultants, Inc. Pension Plan, of which Mr. Raphael is the trustee, (ii) 50,986 shares held by the Stanley Raphael Trust, a trust controlled by Mr. Raphael, (iii) 52,152 shares held by a trust for the benefit of Mr. Raphael's wife, (iv) 15,000 shares held by Trade Consultants Inc. of which Mr. Raphael is sole owner and director, and (v) 12,300 shares that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003. Mr. Raphael may be deemed the beneficial owner of shares of Common Stock held by Trade Consultants, Inc. Pension Plan, Trade Consultants Inc. and the trust for the benefit of his wife. Mr. Raphael disclaims such beneficial ownership.

 (8) Shares shown include (i) 16,637 shares of Common Stock held by Edge Holding Company, a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, (ii) 4,998 shares held by Mr. Sfondrini's children, and (iii) 12,300 shares that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003. Mr. Sfondrini may be deemed the beneficial owner of the shares held by Edge Holding Company and his children. Mr. Sfondrini disclaims such beneficial ownership.

 (9) Shares shown include (i) 10,500 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of February 1, 2003, (ii) 7,697 shares held jointly by Mr. Shower and his spouse and
     (iii) 5,000 shares held in an IRA rollover account for the benefit of Mr. Shower.

(10) The business address of each of these beneficial holders is 875 N. Michigan Ave., Suite 3412, Chicago, Illinois 60611. Mark G. Egan is the sole shareholder and president of Marlin Capital Corp. and is a limited partner of The Private Investment Fund. Marlin Capital Corp. is the general partner of The Private Investment Fund. Marlin Capital Corp. has the authority to direct the investments of The Private Investment Fund and consequently to authorize the disposition and vote of the shares of Common Stock held by The Private Investment Fund. Mr. Egan may be deemed to have indirect beneficial ownership of the shares of Common Stock owned by The Private Investment Fund. The information regarding The Private Investment Fund, Marlin Capital Corp. and Mr. Egan (including in Notes 10 through 12) is based on filings made with the SEC reflecting ownership of the Common Stock as of January 14, 2003.

(11) Shares shown include 204,300 shares of Common Stock issuable to The Private Investment Fund upon the exercise of immediately exercisable warrants.

(12) Shares shown consist of (i) 906,300 shares of Common Stock beneficially held by The Private Investment Fund, 204,300 of which are shares of Common Stock issuable to The Private Investment Fund upon the exercise of immediately exercisable warrants (see Notes 10 and 11), and (ii) 25,700 shares of Common Stock beneficially held by Mr. Egan, 5,700 of which are shares of Common Stock issuable to Mr. Egan upon the exercise of immediately exercisable warrants.

(13) The information regarding Wellington Management Company, LLP and Connors Investor Services, Inc., is based on filings made with the SEC reflecting ownership of Common Stock as of December 31, 2002.

(14) Shares shown include (i) 496,100 shares of Common Stock that may be acquired pursuant to stock options and warrants exercisable within 60 days of February 1, 2003, and (ii) 18,667 shares of restricted Common Stock that executive officers will receive within 60 days of February 1, 2003.

     Compliance with Section 16(a) of the Exchange Act -- Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own 10% or more of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 2002 all its directors and executive officers and 10% or greater holders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that an amended Form 5 for Mr. Elias was filed on February 20, 2003, but should have been filed on February 14, 2003. Mr. Raphael purchased common stock of the Company on October 1, 2 and 3, 2002, for which a Form 4 should have been filed on October 3, 4, and 5, 2002, respectively, but for which a Form 4 covering all of such transactions was filed on November 18, 2002. Mr. Raphael also purchased common stock of the Company on October 18, 21 and 23, 2002, for which a Form 4 should have been filed on October 20, 23 and 25, 2002, respectively, but for which a Form 5 covering all of such transactions was filed on February 6, 2003. Mr. Sfondrini sold common stock the Company on October 11, 14, 15 and 17, 2002, for which a Form 4 should have been filed on October 13, 16, 17 and 19, 2002, respectively, but for which a Form 4 reporting all of such transactions was filed on October 22, 2002.

     Executive Compensation -- Set forth below is information regarding the compensation of the Company's Chief Executive Officer (the "CEO") during 2002 and the other executive officers of the Company (together with the CEO, the "named officers").

     Summary Compensation Table. The summary compensation table set forth below contains information regarding the combined salary, bonus and other compensation of each of the named officers for services rendered to the Company in 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                -----------------------------------------
                                                                             SECURITIES
                                      ANNUAL COMPENSATION(1)    RESTRICTED   UNDERLYING
                                      -----------------------     STOCK       OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY       BONUS      AWARDS(2)     (SHARES)    COMPENSATION(3)
---------------------------    ----   ----------   ----------   ----------   ----------   ---------------
John W. Elias................  2002    $350,000           --           --      74,000         $2,630
  Chairman of the Board,       2001    $350,000     $149,000     $112,000      50,000         $2,630
  President and Chief          2000    $350,000           --           --      50,000         $2,630
  Executive Officer
Michael G. Long..............  2002    $159,500           --           --      12,000         $5,500
  Senior Vice President and    2001    $159,500     $ 56,800     $ 48,000          --         $4,785
  Chief Financial Officer      2000    $150,000     $ 33,800     $ 45,000      15,000         $4,500
John O. Tugwell..............  2002    $164,500           --           --      12,000         $6,981
  Senior Vice President        2001    $159,708     $ 57,900     $ 48,000          --         $3,412
  of Production(4)             2000    $150,000     $ 22,000     $ 45,000      15,000         $5,100

---------------

(1) Other annual compensation for the named individuals during each of 2002, 2001 and 2000 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) Reflects restricted stock awards made pursuant to the Incentive Plan, except in the case of Mr. Elias whose award was made outside of the Incentive Plan. The dollar value included in the table reflects the valuation at the time of the award. An award of 14,000 shares of restricted stock was made to Mr. Elias on April 2, 2001. The shares were not issued at the time of the award and will be issued ratably over three years beginning April 2, 2002 in accordance with the vesting schedule for the award. 4,667 shares under this award were issued to Mr. Elias on April 2, 2002. Had the remaining 9,333 shares of restricted stock that have not yet been issued under this award been issued and outstanding as of December 31, 2002, their value (based on the December 31, 2002 closing price of the Common Stock) would have been $35,000. An award of 6,000 shares of restricted stock was made to each of Messrs. Long and Tugwell on April 2, 2001. The shares were not issued at the time of the award and will be issued ratably over three years beginning April 2, 2002 in accordance with the vesting schedule for the award. 2,000 shares under this award were issued to each of Messrs. Long and Tugwell on April 2, 2002. In each case, had the remaining 4,000 shares of restricted stock that have not yet been issued under this award been issued and outstanding as of December 31, 2002, their value (based on the December 31, 2002 closing price of the Common Stock) would have been $15,000. An award of 15,000 shares of restricted stock was made to each of Messrs. Long and Tugwell on March 2, 2000. The shares were not issued at the time of the award and will be issued ratably over three years beginning March 2, 2001. 5,000 shares under this award were issued to each of Messrs. Long and Tugwell on March 2, 2001 and March 2, 2002. In each case, had the remaining 5,000 shares of restricted stock that have not yet been issued under the March 2, 2000 awards been issued and outstanding as of December 31, 2002, their value (based on the December 31, 2002 closing price of the Common Stock) would have been $18,750 for each of Messrs. Long and Tugwell.

(3) In the case of Mr. Elias, amounts shown represent payments by the Company for life insurance on his account. In the case of Messrs. Long and Tugwell, amounts shown represent the Company's contributions under its 401(k) Plan. No amounts are included for Mr. Tugwell for payments received by him in respect of overriding royalty interests granted prior to his becoming an executive officer.

(4) Mr. Tugwell became an executive officer of the Company in December 2001. Prior to that he served in other capacities with the Company.

     Option/SAR Grants. Shown below is further information on grants of stock options during 2002 to Messrs. Elias, Long and Tugwell.

                             NUMBER OF     % OF TOTAL
                             SECURITIES     OPTIONS
                             UNDERLYING    GRANTED TO    EXERCISE                    GRANT DATE
                              OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION       PRESENT
NAME                          GRANTED     FISCAL YEAR    ($/SHARE)      DATE        VALUE(1)($)
----                         ----------   ------------   ---------   ----------   ----------------
John W. Elias(2)...........    24,000        10.11%        5.59        4/1/12          67,183
                               50,000        21.07%        5.18        1/2/12         129,699
Michael G. Long............    12,000         5.06%        5.59        4/1/12          33,592
John O. Tugwell............    12,000         5.06%        5.59        4/1/12          33,592

---------------

(1) Based on the Black-Scholes option-pricing model adapted for use in valuing executive stock options. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: expected volatility based on historical volatility of daily Common Stock price of 77%, a risk-free rate of return based on a discount rate equal to a U.S. Treasury rate at the time of grant of 3.82%, no dividend yields, an expected option exercise period of eight years (with the exercise occurring at the end of such period) and no adjustment for the risk of forfeiture over the applicable vesting period.

(2) Mr. Elias was granted options for the purchase of 50,000 shares of Common Stock effective January 2, 2002 pursuant to the terms of his employment agreement. These options vest and become exercisable on January 2, 2004. He was also issued options for the purchase of 24,000 shares effective April 1, 2002, which options vest on April 1, 2004. In both cases, the options issued to Mr. Elias were issued outside of the Incentive Plan. See discussion under "Equity Compensation Plan Information," below.

     Option/SAR Exercises and 2002 Year-End Option/SAR Values. Shown below is information with respect to the value of the outstanding options held by the named officers on December 31, 2002. No stock options were exercised by named officers in 2002.

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                               OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                                               AT FY-END(#)                  AT FY-END(1)
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
John W. Elias.........................    250,000        124,000        $29,688          -0-
Michael G. Long.......................     45,000         12,000        $11,250          -0-
John O. Tugwell.......................     50,000         12,000        $11,250          -0-

---------------

(1) The excess, if any, of the market value of Common Stock at fiscal year end ($3.75 per share) over the option exercise price, expressed in dollars.

     401(k) Employee Savings Plan -- The Company has a tax qualified 401(k) Employee Savings Plan (the "401(k) Plan") for its employees generally, in which the executive officers also participate. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their compensation, with the employee's contribution not to exceed $11,000 (subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash or stock. Pursuant to the 401(k) Plan, the Company has elected to match 50% of the first 8% of employee deferral, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan (except for matching contributions by the Company in Common Stock) are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Except for customary "blackout" periods imposed from time to time by the Company on all employees including executive officers, the 401(k) Plan does not restrict employees from selling shares of the Company's Common Stock held in the plan. Salary deferral contributions by employees under the 401(k) Plan are 100% vested. Company contributions vest ratably over two years. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

     Employment Agreements and Change of Control Agreements -- Mr. Elias entered into an employment agreement with the Company effective November 1998. The initial term of his employment agreement ended December 31, 2001. The agreement automatically renewed for a one-year term and will continue to do so at the end of each calendar year unless either party gives advance notice of non-renewal. Mr. Elias' employment agreement calls for a minimum base salary of $350,000 per year during the first three years of the employment agreement and may be increased thereafter at the discretion of the Compensation Committee. His employment agreement did not provide for an annual bonus for 1999. Thereafter he is afforded a bonus opportunity of up to 100% of base salary with a target incentive bonus of 50% of base salary keyed to specific performance objectives established by the Compensation Committee. In addition, the agreement provided for a January 1999 initial grant of NSOs for the purchase of 200,000 shares of Common Stock exercisable at fair market value of the Common Stock on the date of grant, having a ten-year term and becoming exercisable 1/3 upon issue, and 1/3 upon each of January 1, 2000 and January 1, 2001. The agreement also provides for subsequent grants of NSOs, in the discretion of the Board of Directors, on January 1 of the years 2000 through 2004 for 50,000 shares each exercisable at the fair market value of the Common Stock on the date of each subsequent grant. These subsequent options have a ten-year term and vest 100% on the second anniversary of the grant date. Such agreement also provides that the Company will provide a $1,000,000 term life insurance policy for Mr. Elias, together with a tax gross up payment in the amount necessary to offset any applicable taxes imposed on him by reason of such insurance policy and gross up. Upon termination of employment by the Company (except under certain limited circumstances defined as "for cause" in the agreement or upon certain material breaches of the agreement by Mr. Elias) or by Mr. Elias for certain reasons, such as the Company's material breach of the agreement or the assignment to Mr. Elias of duties inconsistent with his position as set forth in the agreement ("for good reason"), Mr. Elias will generally be entitled to certain benefits (the "Termination Benefits") including: (i) continued payment of his base salary then in effect for the unexpired portion of the term of the agreement; (ii) immediate vesting of all outstanding stock options granted by the Company to him which will remain exercisable for a period of 12 months after such termination (but in no event beyond the expiration of the original term of such stock option grants); (iii) a lump sum cash payment equal to his prorated incentive target bonus in the year of termination; (iv) life insurance coverage and annual tax gross-up of premium payments shall continue to be provided for the unexpired portion of the term of the agreement; (v) cash payments equal to the amount credited to his account under any employee profit sharing plan or stock ownership plans that are forfeitable in accordance with the terms of such plans; and (vi) participation for a period of 18 months after the date of termination in the Company's group health plan. The employment agreement of Mr. Elias provides for a covenant limiting competition with the Company during employment with the Company and, if the employment ends by reason of Mr. Elias' disability or his terminating his employment for good reason, for as long as the Company is providing him with Termination Benefits.

     Messrs. Long and Tugwell are both employees at will of the Company.

     All current employees of the Company, including Messrs. Elias, Long and Tugwell, are parties to a severance agreement that provides for certain benefits in the event of a "change of control" as defined in the agreement. Pursuant to such agreements if the named officers' employment by the Company is subject to an involuntary termination (which includes a voluntary resignation within sixty
(60) days after, among other things, a significant reduction in duties of the employee or a reduction in annual salary, bonus or benefits) occurring within two (2) years after a change in control of the Company, the officer is entitled to receive a lump sum severance amount, which is 2.99 times annual salary and targeted annual bonus in Mr. Elias' case and 2.0 times annual salary and targeted annual bonus in the case of each of Messrs. Long and Tugwell. In addition, the employee would be entitled to the remaining portion of any prior years' incentive bonus award, continued coverage in Company welfare and benefit plans for up to thirty-six (36) months, certain outplacement services up to a maximum cost to the Company of $6,000, and a tax gross-up payment designed to keep the employee whole with respect to any taxes imposed by Section 4999 of the Code. Under the severance plan, a "change of control" occurs if: (i) the Company
(A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; (ii) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company's voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or
(iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to the Texas Business Corporation Act. It is estimated that in the event all of the Company's employees were terminated at January 31, 2003 pursuant to a change of control, the total severance payments owed for all employees pursuant to these severance agreements would be $6,210,127 (not including the costs of outplacement services and taxes), including $1,569,750 for Mr. Elias, $473,480 for Mr. Long and $488,600 for Mr. Tugwell.

     Compensation Committee Interlocks and Insider Participation -- The members of the Compensation Committee of the Board of Directors are Messrs. Andress (chairman), Sfondrini, Shower and Work. During 2002, Mr. Sfondrini was subject to certain transactions and relationships with the Company, including, among other things, relating to certain oil and natural gas business matters. These transactions and relationships are described under "Certain Transactions," below.

     Performance Graph -- The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and an index composed of all publicly traded oil and gas companies identifying themselves by primary Standard Industrial Classification (SIC) Code 1311 (Crude Petroleum and Natural Gas) for the period beginning December 31, 1997 and ending December 31, 2002.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG EDGE PETROLEUM CORP.,
                        S&P 500 INDEX AND SIC CODE INDEX

                              (PERFORMANCE GRAPH)
          Assumes $100 Invested on December 31, 1997 Assumes Dividend
                Reinvested Fiscal Year Ending December 31, 2002

-------------------------------------------------------------------------------------------------
                             12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
-------------------------------------------------------------------------------------------------
 Edge                        $100.00     $ 26.55     $ 17.45     $ 59.85     $ 32.12     $ 32.61
 SIC Code Index              $100.00     $ 78.24     $ 95.57     $121.42     $111.41     $121.59
 S&P 500 Index               $100.00     $160.13     $193.83     $176.19     $155.25     $ 97.10

     PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULES, THE FOREGOING PERFORMANCE GRAPH AND THE COMPENSATION COMMITTEE REPORT THAT FOLLOWS ARE NOT "SOLICITING MATERIAL", ARE NOT DEEMED FILED WITH THE COMMISSION AND ARE NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN SUCH REPORT.

     Compensation Committee Report on Executive Compensation -- The members of the Compensation Committee consist of Messrs. Andress, Sfondrini, Shower and Work. The Company's executive compensation has as its objectives to (a) further the achievement of the Company's financial objectives, (b) focus executives on attainment of growth and the creation of stockholder value over time and (c) attract and retain talented and motivated executives. The executive compensation program is intended to provide an overall level of compensation that the Compensation Committee believes, based on its own judgment and experience, is competitive with levels of compensation provided by other companies in the industry. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of operating and financial goals, individual performance objectives and the appreciation in value of the Common Stock.

     Executive compensation primarily consists of three components: (a) base salary, (b) annual incentive compensation in the form of a bonus, paid in cash or stock or a combination of cash and stock and (c) long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding compensation levels and programs in the oil and natural gas exploration and production industry, which was provided by a company that surveys and compiles annual energy compensation information. The Company's compensation scheme focuses on both short-term goals, through the awarding of annual bonuses, and long-term goals, through the awarding of stock options and restricted stock.

     Individual salary levels, bonus awards and changes in remuneration of the individual executives are determined by the Compensation Committee or the Board as a whole, subject in the case of Mr. Elias, to the terms of his employment agreement. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the salaries of and awards to employees. Actual grants or awards of stock, including stock options, as well as changes in salaries are individually determined and administered by the Compensation Committee or the Board as a whole, taking into account the recommendations from the Chief Executive Officer.

     Base Salary. Base salaries of the executive officers (including that set forth in Mr. Elias' employment agreement) are based on the Board's review of a number of factors, including comparable industry data, and individual factors such as an executive's specific responsibilities, experience, individual performance and growth potential. The employment contract of Mr. Elias did not require the Compensation Committee to review Mr. Elias' base salary for potential increase until the end of the initial three-year term. Thereafter, on an annual basis, the Compensation Committee is required to make a recommendation to the Board of Directors regarding possible increases in Mr. Elias' salary. Such recommendations will be made after careful review of the Company's and Mr. Elias' performance. Under the terms of Mr. Elias' agreement, the Board of Directors may, in its sole discretion, increase but not decrease his salary. No salary increase was granted for Mr. Elias for 2002. At its March 2003 meeting, the Compensation Committee reviewed Mr. Elias' base salary for 2003 and also determined not to recommend an increase to the Board of Directors. The Board of Directors approved such recommendation at the March 2003 Board meeting. Pursuant to the recommendation of the Compensation Committee, the Board of Directors, in the March 2003 meeting approved merit increases for Messrs. Long and Tugwell on April 1, 2003 totaling 6.0% and 6.08%, of their respective salaries. The last merit increase for Mr. Long was January 2001 and for Mr. Tugwell was December 2001.

     Bonus. Under the Company's bonus program, the annual bonus of the executive officers is determined by recommendation of the Chairman and Chief Executive Officer with the approval of the Compensation Committee and consists of a targeted percentage of the executive officer's annual salary, subject to a maximum-targeted percentage. Subject to adjustment in the discretion of the Board of Directors, the bonuses of the executive officers are based 80% on achievement of the Company's performance objectives as established by the Compensation Committee and 20% on achievement of the individual's performance objectives as determined by the Chief Executive Officer and approved by the Compensation Committee. The performance objectives set for the Company for executive officers other than the Chief Executive Officer consist of targeted annual increases in reserves and production, competitive finding and development costs and reduction in general and administrative expenses, as compared with those projected in the Company's annual budget for the applicable period. Bonus opportunities for Messrs. Long and Tugwell for 2002 ranged from 0% to 80% of base salary. Individual performance is assessed by a performance management process based on mutually defined expectations for each employee, including executive officers. The process includes individual appraisal components that are both objective and subjective. The objective components include quantifiable objectives and the subjective performance components include roles and accountabilities, performance attributes and behaviors. Individual performance of the executive officers, except the Chief Executive Officer, is first determined by the Chief Executive Officer, and then reviewed by the Compensation Committee. The individual performance of the Chief Executive Officer is determined by the Compensation Committee and reviewed by the full Board. With respect to 2002, the Company did not meet any of the thresholds it established for performance objectives in the areas of reserve growth, increased production, reduced finding and development costs and general and administrative costs. In light of this fact, the Compensation Committee did not believe that the executive officers and other management personnel should receive a bonus, even considering individual performance ratings. Accordingly, no bonus amounts for named officers were recommended to or approved by the Board of Directors at their March 2003 meeting.

     Mr. Elias' employment agreement provides a bonus opportunity ranging from 0% to 100% of his base salary subject to the achievement of specific objective and subjective performance criteria established mutually between the Compensation Committee and Mr. Elias on an annual basis. For 2002, the Board determined that a bonus for Mr. Elias would be determined based 80% on the achievement of the same Company performance criteria applicable to the other executive officers and 20% on the achievement of certain individual performance objectives, all as determined by the Compensation Committee and approved by the full Board. Due to the failure of the Company to meet its performance criteria for 2002, it was the judgment of the Compensation Committee that no bonus be paid to Mr. Elias in 2003, in spite of his achievement of certain individual performance objectives.

     Under the bonus program, the bonuses may be paid in cash or shares of Common Stock or a combination of both. All bonuses are subject to the final approval of the Board of Directors. With respect to 2002, the Company has accrued and expects to pay (in cash) on or about April 1, 2003 bonuses to all employees except executive officers and certain other management personnel in the aggregate amount of $63,700.

     Long-Term Equity-Based Compensation. The Company has relied on grants of stock options and grants of restricted stock, under its Incentive Plan and in the case of Mr. Elias, outside of the Incentive Plan, to provide long-term incentive-based compensation. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship and stimulate the active interest of those persons in the development and financial success of the Company. At December 31, 2002, options under the Incentive Plan had been granted to 61 current and former employees and directors, at exercise prices ranging from $2.11 per share to $16.50 per share. In April 2002, the Company granted options to purchase 187,300 shares of stock to employees of the Company. These options vest in full, on the second anniversary of the date of grant. In determining the amount of options to award executive officers, the Compensation Committee considers, among other things, the relative grade levels of the officers. Mr. Elias was granted options to purchase 24,000 shares of stock outside the Incentive Plan. Messrs. Long and Tugwell were granted options to purchase 12,000 shares of stock, each, under the Incentive Plan. Pursuant to the terms of his employment agreement, Mr. Elias was granted options in January 2002 to purchase 50,000 shares of Common Stock exercisable at the fair market value of the Common Stock on the date of grant. Mr. Elias' options were not granted under the Incentive Plan.

     Grants of stock options are made by the Compensation Committee or the Board as a whole after reviewing recommendations made by the Chief Executive Officer. The employment agreement of Mr. Elias sets forth the number and terms of his initial and subsequent option grants. All other option grants are made at the discretion of the Compensation Committee or the Board as a whole. Relevant factors in the determination of grants of options include data regarding stock option grants at comparable companies and recommendations of the Chief Executive Officer. The exercise price of all stock options has been equal to at least the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its stockholders by encouraging executives to enhance the value of the Company and hence, the price of the Common Stock and each stockholder's return.

     Restricted stock awards may be made to executive officers as part of their long-term equity-based compensation. Such awards are made by the Compensation Committee or the Board as a whole after reviewing recommendations made by the Chief Executive Officer. Restricted stock awards are determined on the basis of factors similar to those used to determine awards of stock options. The currently outstanding restricted stock held by executive officers vests in equal one-third increments on the first, second and third anniversary of the date of grant.

     Since the Company's initial public offering, certain non-executive employees of the Company received grants of overriding royalty interests in oil and gas prospects of the Company where such interests had been earned pursuant to employment agreements between such employees and the Company. Effective June 1, 1999 all employment agreements which provided for overriding royalty interests were terminated. Pursuant to a policy adopted as of that date, no employee of the Company is entitled to an overriding royalty interest on any prospect that is defined and leased after July 1, 2000. Overrides which were earned in prospects prior to July 1, 2000 or assigned of record remain valid. Executive officers of the Company have not been entitled to receive overriding royalty grants since the Company's initial public offering. Prior to becoming an executive officer, Mr. Tugwell received overriding royalty interests under the Company's prior practice and has, and will in the future, receive payments pursuant to such interests.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to company's executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Options grants that are made outside of stockholder-approved plans, such as the options grants and restricted stock grants made pursuant to Mr. Elias' employment agreement, are generally subject to the deductibility limits of Section 162(m). The Compensation Committee seeks to qualify compensation for deductibility in certain instances, but retains the discretion to authorize the payment of nondeductible amounts.

     Compensation of Chief Executive Officer. Mr. Elias' compensation, as described above, is generally determined in part by the terms of his employment agreement, which was approved by the Board as a whole and the Compensation Committee. In doing so, the Board and Compensation Committee considered a variety of factors, including a review of comparable industry data, the compensation package of Mr. Elias' predecessor at the Company and negotiations between Mr. Elias and the Compensation Committee.

                                          The Compensation Committee

                                          Thurmon Andress, Chair
                                          John Sfondrini
                                          Robert W. Shower
                                          David F. Work

     Equity Compensation Plan Information -- The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of December 31, 2002.

                                             (a)                 (b)                  (c)
                                      -----------------   -----------------   --------------------
                                                                              NUMBER OF SECURITIES
                                          NUMBER OF                           REMAINING AVAILABLE
                                      SECURITIES TO BE                        FOR FUTURE ISSUANCE
                                         ISSUED UPON      WEIGHTED AVERAGE        UNDER EQUITY
                                         EXERCISE OF       EXERCISE PRICE         COMPENSATION
                                         OUTSTANDING       OF OUTSTANDING       PLANS (EXCLUDING
                                      OPTIONS, WARRANTS   OPTIONS, WARRANTS   SECURITIES REFLECTED
PLAN CATEGORY(1)                        AND RIGHTS(2)       AND RIGHTS(3)      IN COLUMN (a))(4)
----------------                      -----------------   -----------------   --------------------
Equity compensation plans approved
  by security holders...............        831,181             $5.90               175,866
Equity compensation plans not
  approved by security holders......        383,333             $4.92                87,000
                                          ---------                                 -------
Total...............................      1,214,514             $5.62               262,866
                                          =========                                 =======

---------------

(1) All amounts set forth opposite "Equity compensation plans approved by security holders" relate to the Incentive Plan. All amounts set forth opposite "Equity compensation plans not approved by security holders" relate to the Amended and Restated Edge Petroleum Corporation Elias Stock Incentive Plan (the "Elias Plan"), which is described below.

(2) The shares set forth in column (a) are comprised of shares of common stock that may be issued in the future pursuant to currently outstanding options for the purchase of common stock and shares of common stock that may be issued in the future pursuant to currently outstanding restricted stock awards. In the case of restricted stock awards, the Company does not actually issue shares of common stock until and to the extent the awards vest. The amounts set forth in column (a) include 107,131 shares with respect to the Incentive Plan and 9,333 shares with respect to the Elias Plan, as applicable, that may be issued in the future pursuant to currently outstanding restricted stock awards.

(3) The calculations of weighted average exercise prices are exclusive of restricted stock awards and based solely on (i) options to purchase 724,050 shares of common stock pursuant to the Incentive Plan and (ii) the options to purchase 374,000 shares of common stock pursuant to the Elias Plan.

(4) All of the shares set forth in column (c) with respect to the Incentive Plan may be issued pursuant to stock awards, as well as awards of stock options or stock appreciation rights. All of the shares set forth in column (c) with respect to the Elias Plan may be issued pursuant to restricted stock awards, as well as awards of stock options.

     The Elias Plan was approved by the Board of Directors of the Company and 475,000 shares of common stock were reserved for issuance thereunder, of which 87,000 shares remain available at December 31, 2002. Under the Elias Plan, awards may be made to Mr. Elias of options for the purchase of common stock and of restricted stock. As of December 31, 2002, options for the purchase of 374,000 shares of common stock and a restricted stock award relating to 14,000 shares of common stock had been made to Mr. Elias under the Elias Plan. The Elias Plan was adopted to induce and retain the employment of Mr. Elias and to stimulate his active interest in the development and financial success of the Company. Mr. Elias' employment agreement contemplates the issuance to him of options for the purchase of up to 450,000 shares of common stock, of which options for 350,000 shares had been issued under the Elias Plan as of December 31, 2002. The Elias Plan provides for the issuance of an initial option award to Mr. Elias for the purchase of 200,000 shares of common stock effective January 8, 1999, which became exercisable in increments of one-third of the shares subject thereto annually beginning on the date of grant, has a term of ten years and an exercise price equal to the fair market value of the common stock on the date of grant. The Elias Plan provides that all subsequent option awards under the Elias Plan, which may be made in the sole discretion of the Board, be of options with a ten-year term, becoming exercisable in full upon the second anniversary of the date of grant and with an exercise price not less than the fair market value of the common stock on the date of grant. The Elias Plan provides for an award of 14,000 shares of restricted stock to Mr. Elias effective March 1, 2001, which vests in increments of one-third of the shares subject thereto annually beginning on the first anniversary of grant. The Elias Plan provides that further awards of restricted stock may be made to Mr. Elias under the Elias Plan in the sole discretion of the Board.

  CERTAIN TRANSACTIONS

     Essex Royalty Joint Ventures -- A company wholly owned by Mr. Sfondrini is the general partner of each of Essex Royalty Limited Partnership ("Essex I L.P.") and Essex Royalty Limited Partnership II ("Essex II L.P."). In April 1992, a predecessor partnership of the Company and Essex I L.P. entered into a Joint Venture Agreement (the "Essex I Joint Venture") with respect to the purchase of certain royalty and nonoperating interests in oil and natural gas properties. In May 1994, the Company's predecessor partnership and Essex II L.P. entered into a Joint Venture Agreement (the "Essex II Joint Venture") similar in nature to the Essex I Joint Venture. The Company previously served as manager of the Essex I and II Joint Ventures. Effective January 1, 2001, Mr. Sfondrini and a company wholly owned by Mr. Sfondrini assumed the Company's duties as manager of the Essex I and II Joint Ventures.

     The Essex I Joint Venture terminated in April 1997. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Company and its predecessor made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with specified sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the managing venturer and the expenses of the Essex I Joint Venture. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex I Joint Venture Agreement, as amended, at which time the sharing ratios shift to 40% for the Company and 60% for Essex I L.P. Pursuant to an amendment of the Essex I Joint Venture in August 2000, the time at which the sharing ratio shifts, or payout under the joint venture agreement for Essex I Joint Venture would occur, was extended until the limited partners of Essex I L.P. had recovered 100% of their initial capital investment in Essex I L.P. and certain additional amounts had been distributed by Essex I Joint Venture to Essex I L.P. As a result of the August 2000 amendment, the sharing ratio shift for Essex I Joint Venture occurs when the aggregate amount of cash and property interests (valued as determined by the Joint Venture agreement) actually distributed to the Essex I L.P. during 2001 and subsequent years equals $510,159. The sharing ratio shift, or payout, for Essex I Joint Venture occurred in 2001, and the Company became entitled to receive from Essex I Joint Venture 40% of the net royalty distributions.

     In July 2002, Essex I L.P. and the Company modified the August 2000 amendment to the Essex I Joint Venture Agreement. The modification provided, among other things, that the managing venturer of Essex I Joint Venture would be entitled to a management fee of 3% per month of the gross distributions from Essex I Joint Venture. In addition, in consideration of the granting of mutual releases between Essex I Joint Venture, Essex I L.P., the new managers of the venture and the Company of any claims, losses and demands arising out of the Company's prior management of the Essex I Joint Venture, the Company agreed to waive the amount owed to it as of March 31, 2002 on account of its 40% after-payout interest in Essex I Joint Venture, which amount the Company calculated to be $111,480. Finally, the parties agreed that Edge Group Partnership, a general partnership, the partners of which are three limited partnerships, the general partner of each of which is a company wholly owned by Mr. Sfondrini, would be entitled to a de minimus (less than .4%) portion of the after-payout distributions from Essex I Joint Venture. In accordance with the terms of the 2002 amendment, commencing effective in April 2002, Essex I Joint Venture began making cash payments to the Company on account of its 40% after-payout interest in the royalty properties. During 2002, the Essex I Joint Venture distributed $202,685, $632 and $59,146 in net royalty distributions to Essex I L.P., Edge Group Partnership and the Company, respectively.

     The Essex II Joint Venture terminated in December 31, 1998. Essex II L.P. made capital contributions aggregating approximately $4.6 million and the Company and its predecessor made no capital contributions. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios until a certain payout amount has been recouped as defined in the Essex II Joint Venture Agreement, as amended, at which time the sharing ratios shift to 25% for the Company and 75% for Essex II L.P. Provisions with respect to mandatory quarterly distributions are similar to those described for the Essex I Joint Venture. Pursuant to an amendment of the Essex II Joint Venture in August 2000, the time at which the sharing ratio shifts, or payout under the joint venture agreement for Essex II Joint Venture would occur, was extended until the limited partners of Essex II L.P. had recovered 100% of their initial capital investment in Essex II L.P. As a result of the August 2000 amendment, the sharing ratio shift for Essex II Joint Venture occurs when the aggregate amount of cash and property interests (valued as determined by the joint venture agreement) actually distributed to the Essex II L.P. during 2001 and subsequent years equals $3,324,587. During 2001 and 2002, the amount of cash distributed to Essex II L.P. was $1,325,092 and $436,899, respectively, leaving an amount of $1,562,596 remaining to be recovered by Essex II L.P. before payout and a sharing ratio shift occurs for Essex II Joint Venture.

     During 2002, Mr. Sfondrini accrued management and administration fees (including expenses he is entitled to be reimbursed for) in the amount of $29,817 for managing the Essex I and II Joint Ventures, $27,825 of which was paid to third parties who performed management, administration and tax services for Mr. Sfondrini on behalf of the Joint Ventures.

     Affiliates' Ownership in Prospects -- A company wholly owned by Mr. Sfondrini and another corporation of which Mr. Andrews is an officer, are the general partners of Jovin, L.P., a limited partnership that previously has invested, on the same basis as outside parties, in certain wells in prospects generated by the Company. As a result of such investments, Jovin, L.P. is entitled to an approximate 2% working interest in the Company's Phoenix Prospect in Live Oak County, Texas. Jovin, L.P. made payments to the Company during 2002 on account of Jovin, L.P.'s pro rata share of certain land and lease operating expenses (including overhead) for this prospect in the aggregate amount of $100,094.

     Edge Group Partnership, Edge Holding Company, L.P., a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, Andex Energy Corporation and Texedge Energy Corporation, corporations of which Mr. Andrews is an officer and members of his immediate family hold ownership interests, Mr. Raphael, Jovin, L.P. and Essex II Joint Venture, own certain working interests in the Company's Nita and Austin Prospects and certain other wells and prospects operated by the Company. These working interests aggregate 7.19% in the Austin Prospect, 6.27% in the Nita Prospect and are negligible in other wells and prospects. These working interests bear their share of lease operating costs and royalty burdens on the same basis as the Company. In addition, Bamaedge, L.P., a limited partnership of which Andex Energy Corporation is the general partner, and Mr. Raphael also hold overriding royalty interests with respect to the Company's working interest in certain wells and prospects. Neither Mr. Raphael nor Bamaedge L.P. has an overriding interest in excess of .075% in any one well or prospect. Essex I and II Joint Ventures own royalty and overriding royalty interests in various wells operated by the Company. The combined royalty and overriding royalty interests of the Essex I and Essex II Joint Ventures do not exceed 6.2% in any one well or prospect. The gross amounts paid or accrued to these persons by the Company in 2002 (including net revenue, royalty and overriding royalty interests) and the amounts these same persons paid to the Company for their respective share of lease operating expenses is set forth in the following table:

                                                           TOTAL AMOUNTS          LEASE
                                                            PAID BY THE         OPERATING
                                                            COMPANY TO        EXPENSES PAID
                                                          OWNERS IN 2002          TO THE
                                                             INCLUDING          COMPANY BY
OWNER                                                   OVERRIDING ROYALTY*   OWNERS IN 2002
-----                                                   -------------------   --------------
Andex Corporation/Texedge Corporation................        $  3,370            $    391
Bamaedge, L.P........................................        $  1,247                 -0-
Edge Group Partnership...............................        $316,512            $ 80,716
Edge Holding Co., L.P................................        $ 59,491            $ 15,460
Essex I Joint Venture................................        $ 15,043            $  1,658
Essex II Joint Venture...............................        $ 87,066            $ 15,507
Jovin, L.P...........................................             -0-            $100,094
Stanley Raphael......................................        $  3,455            $    750
                                                             --------            --------
  TOTAL..............................................        $486,184            $214,576
                                                             ========            ========

---------------

* In the case of Essex I and II Joint Ventures, amount includes royalty income in addition to working interest and overriding royalty income.

II.  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of KPMG LLP as independent public accountants to conduct an audit of the Company's financial statements for the year 2003. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the Board of Directors has decided to ask our shareholders to approve this appointment. In accordance with the Company's Bylaws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

     Representatives of KPMG LLP, will attend the Annual Meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

  CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

     Dismissal of Arthur Andersen LLP. On July 18, 2002, the Company dismissed its independent accountant, Arthur Andersen LLP and engaged KPMG LLP as its new independent accountant and auditor. The decision to engage KPMG LLP and dismiss Arthur Andersen LLP was recommended by the Audit Committee and approved by the Board of Directors.

     As noted in the Company's Current Report on Form 8-K filed on July 18, 2002, none of the reports of Arthur Andersen LLP on the financial statements of the Company during their engagement (which began October 4, 2001) contained an adverse opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles, auditing scope or procedure, which disagreement, if not resolved to the satisfaction of such accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such year. There were no reportable events (as defined in Regulation S-K, Item 304 (a)(1)(v) during the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002. During the Company's fiscal year ended December 31, 2001 and for the period from January 1, 2002 to July 18, 2002, the Company did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

     Dismissal of Deloitte & Touche, LLP. On October 4, 2001, the Company dismissed its independent accountant, Deloitte & Touche, LLP and engaged Arthur Andersen LLP as its new independent accountant and auditor. The decision to engage Arthur Andersen LLP and dismiss Deloitte & Touche, LLP was recommended by the Audit Committee and approved by the Board of Directors.

     As noted in the Company's Current Report on Form 8-K filed on October 10, 2001, none of the reports of Deloitte & Touche, LLP on the financial statements of the Company during their engagement contained an adverse opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the Company's two fiscal years ended December 31, 1999 and December 31, 2000 and for the period from January 1, 2001 to October 4, 2001, there were no disagreements between the Company and Deloitte & Touche, LLP on any matter of accounting principles, auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years. There were no reportable events (as defined in Regulation S-K, Item 304 (a)(1)(v) during the Company's two fiscal years ended December 31, 1999 and December 31, 2000 and for the period from January 1, 2001 to October 4, 2001. During the Company's two fiscal years ended December 31, 1999 and December 31, 2000 and for the period from January 1, 2001 to October 4, 2001, the Company did not consult with Arthur Andersen LLP or KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

  INDEPENDENT PUBLIC ACCOUNTANTS' FEES

     KPMG LLP billed the Company, respectively, as set forth in the table below for professional services rendered for the audit of the Company's annual financial statements for 2002 and 2001 and the reviews of the Company's quarterly financial statements included in the Company's Quarterly Reports on Form 10-Q for 2002. Included in the audit fees below are fees for the re-audit of the Company's annual financial statements for 2001 totaling $50,000. No fees were incurred for services rendered in 2002 related to financial information systems design and implementation or any other services.

                       FINANCIAL INFORMATION SYSTEMS DESIGN
AUDIT FEES                   AND IMPLEMENTATION FEES          ALL OTHER FEES
----------             ------------------------------------   --------------
$195,900                       -0-                              -0-

  INDEPENDENCE OF ACCOUNTANTS

     As indicated in the table above, KPMG LLP did not render any non-audit services to the Company in 2002. Accordingly, with respect to 2002, the Audit Committee was not required to consider whether the provision of any services for financial information systems design and implementation or other non-audit services was compatible with maintaining KPMG LLP's independence.

III.  OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

  ADDITIONAL INFORMATION

     Stockholder Proposals -- Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a stockholder's proposal in its Proxy Statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company's Proxy Statement and form of proxy for the 2004 Annual Meeting of Stockholders must be received by the Company no later than December 9, 2003. However, if the date of the 2004 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2003 Annual Meeting of Stockholders, the deadline by which proposals must be received is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.

     If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders, and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. If the date of the 2004 Annual Meeting of Stockholders is not more than 30 days before, nor more than 60 days after, the first anniversary of the date of the 2003 Annual Meeting, stockholders who wish to nominate directors or to bring business before the 2004 Annual Meeting of Stockholders must notify the Company no later than March 23, 2004. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. Compliance with the above procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material.

                                          By Authorization of the Board of
                                          Directors

                                          /s/ ROBERT C. THOMAS
                                          ROBERT C. THOMAS
                                          Vice President, General Counsel &
                                          Corporate Secretary

April 7, 2003

           EDGE PETROLEUM CORPORATION ANNUAL MEETING OF SHAREHOLDERS

                            10:00 A.M., MAY 7, 2003

                              HYATT REGENCY HOTEL
                             1200 LOUISIANA STREET
                              HOUSTON, TEXAS 77002

                             ---------------------

                              ADVANCE REGISTRATION

     Attendance at the Annual Meeting is limited to Edge share owners (or a designated representative or proxy) with proof of ownership and members of their immediate family and employees and guests of the Company. In order to attend as a stockholder or immediate family member, you or your family member must be a stockholder of record as of March 14, 2003, or you must provide a copy of a brokerage statement or other evidence of beneficial ownership showing your ownership of common stock on March 14, 2003. Attendees may register at the door on the day of the meeting; however, advance registration for the Edge Annual Meeting will expedite your entry into the meeting.

     - If you hold your Edge shares directly with the Company and you and/or a member of your immediate family plan to attend the Annual Meeting, please follow the Advance Registration instructions on the top portion of your Proxy Form, which was included in the mailing from the Company.

     - If you desire to appoint a person to attend the meeting and vote your shares on your behalf, you may do so by inserting that person's name in the blank space provided at the top of your Proxy Form. Such person need not be a shareholder of the Company. At the meeting, such person must present to the inspector of elections a proxy signed by the shareholder, or by his or her attorney authorized in writing, as his or her name appears on our register of shareholders. If the shareholder is a corporation, the proxy must be executed by a duly authorized officer or attorney thereof.

     - If your Edge shares are held for you in a brokerage, bank or other institutional account and you wish to register in advance, please direct your request to:

             Edge Petroleum Corporation
             1301 Travis, Suite 2000
             Houston, Texas 77002
             Attention: Corporate Secretary

     Please include the following information in your request:

     - Your name and complete mailing address

     - The name(s) of any immediate family members who will accompany you

     - Proof that you own Edge shares (e.g., a photocopy of a brokerage or other account statement)

     No cameras, video recorders or tape recorders of any type will be permitted in the meeting. Inappropriate or disorderly behavior will result in expulsion from the meeting.

PROXY                      EDGE PETROLEUM CORPORATION                      PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, MAY 7, 2003

    [ ] Advance Registration: Check here if you or your designated representative or proxy and/or a member of your immediate family plan to attend the meeting. Write in space below the name of any such intended attendee.

------------------------------------------------------

    The undersigned hereby appoints Michael G. Long and Robert C. Thomas, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 2003 annual meeting of stockholders of Edge Petroleum Corporation (the "Company"), to be held on Wednesday, May 7, 2003, at the Hyatt Regency Hotel, 1200 Louisiana Street, Houston, Texas 77002, at 10:00 a.m. or at any adjournment thereof, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW, FOR THE APPROVAL OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2003, AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

             (Continued and to be dated and signed on reverse side)

The undersigned hereby acknowledges receipt of the notice of, and Proxy Statement for, the aforesaid Annual Meeting.

    (1) ELECTION OF DIRECTORS

  [ ]         FOR all nominees listed                        [ ]         WITHHOLD AUTHORITY to
              below (except as marked                                    vote for all nominees
              to the contrary below)                                     listed below

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE
                       THROUGH THE NOMINEE'S NAME BELOW.)

          NOMINEES: THURMON ANDRESS, JOHN W. ELIAS AND JOHN SFONDRINI

    (2) PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP as the independent public accountants for the Company for 2003.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

    (3) With discretionary authority as to such other matters as may properly come before the meeting.

                                    --------------------------------------------
                                    Signature

                                    Dated:                                , 2003
                                            ---------------------------

                                    (If signing as Attorney, Administrator,
                                    Executor, Guardian, Trustee or
                                    Corporate Officer, please add your title as such.)
                                    PLEASE SIGN, DATE AND RETURN PROMPTLY.